Exhibit 10.5

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this “Agreement”) is entered into as of July 1, 2004, by and among NewMarket Corporation, a Virginia corporation (“NewMarket”), Ethyl Corporation, a Virginia corporation and wholly-owned subsidiary of NewMarket (“Ethyl”), and Afton Chemical Corporation, a Delaware corporation and wholly-owned subsidiary of NewMarket formerly known as Ethyl Petroleum Additives, Inc. (“Afton”).

RECITALS

WHEREAS, the Board of Directors of Ethyl determined that it is in the best interests of Ethyl and its shareholders that Ethyl establish a holding company structure for Ethyl; and

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of March 5, 2004, by and among Ethyl, NewMarket, and Ethyl Merger Sub, Inc., NewMarket became the holding company for Ethyl effective as of June 18, 2004 (the “Holding Company Formation”); and

WHEREAS, the Board of Directors of Ethyl determined that it is in the best interests of Ethyl and its shareholders that, following the effectiveness of the Holding Company Formation, Ethyl effect an internal restructuring to better align its lines of businesses among its subsidiaries (the “Internal Reorganization”); and

WHEREAS, Ethyl completed the Internal Reorganization effective as of July 1, 2004 at 12:01 a.m., Eastern Daylight Time, as the result of which Ethyl and Afton are each direct wholly-owned subsidiaries of NewMarket; and

WHEREAS, the parties desire to enter into this Agreement to set forth their agreement regarding indemnification with respect to Liabilities arising out of or in any way relating to, in whole or in part, their respective businesses and operations or the ownership or use of assets or property in connection therewith.

AGREEMENTS

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, New Market, Ethyl and Afton, for themselves and their successors and assigns, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1.	Definitions.

As used in this Agreement, the following terms will have the following meanings, applicable both to the singular and the plural forms of the terms described:

“Action” means any claim, suit, action, arbitration, inquiry, investigation or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any arbitrator or Governmental Entity.

“Afton” has the meaning ascribed thereto in the preamble hereto.

“Afton Entities” means Afton and its Subsidiaries whether existing on the Internal Reorganization Date or thereafter created or acquired by Afton or any of its Subsidiaries.

“Afton Entity” shall mean any of the Afton Entities.

“Afton Entity Liabilities” means all Liabilities, whether arising before, at or after the Internal Reorganization Date, (i) of or in any way relating, in whole or in part, to any Afton Entity or (ii) arising from the conduct of, in connection with or in any way relating to, in whole or in part, the businesses and operations of the Afton Entities or the ownership or use of assets or property in connection therewith, including without limitation, the sale or distribution of MMT, the Sauget, Illinois Plant or the Feluy, Belgium Plant. Notwithstanding the foregoing, “Afton Entity Liabilities” shall exclude all Liabilities directly, indirectly or derivatively based on, arising out of or in any way relating to, in whole or in part, the businesses and operations of the Ethyl Entities or the ownership or use of assets or property in connection therewith, whether arising before, at or after the Internal Reorganization Date.

“Afton Indemnitee” has the meaning ascribed thereto in Section 2.2.

“Agreement” has the meaning ascribed thereto in the preamble hereto, as such agreement may be amended and supplemented from time to time in accordance with its terms.

“Internal Reorganization Date” means July 1, 2004.

“Ethyl” has the meaning ascribed thereto in the preamble hereto.

“Ethyl Entities” means Ethyl and its Subsidiaries whether existing on the Internal Reorganization Date or thereafter created or acquired by Ethyl or any of its Subsidiaries.

“Ethyl Entity” shall mean any of the Ethyl Entities.

“Ethyl Entity Liabilities” means all Liabilities, whether arising before, at or after the Internal Reorganization Date, (i) of or in any way relating, in whole or in part, to any Ethyl Entity or (ii) arising from the conduct of, in connection with or in any way relating to, in whole or in part, the businesses and operations of the Ethyl Entities or the ownership or use of assets or property in connection therewith, including without limitation, the sale or distribution of TEL, the Houston, Texas Plant, the Baton Rouge, Louisiana Plant or the Sarnia, Canada Plant. Notwithstanding the foregoing, “Ethyl Entity Liabilities” shall exclude all Liabilities directly, indirectly or derivatively based on, arising out of or in any way relating to, in whole or in part, the businesses and operations of the Afton Entities or the ownership or use of assets or property in connection therewith, whether arising before, at or after the Internal Reorganization Date.

“Ethyl Indemnitee” has the meaning ascribed thereto in Section 2.1.

“Finally Determined” means, with respect to any Action, threatened Action or other matter, that the outcome or resolution of that Action, threatened Action or matter has either (i) been decided by an arbitrator or Governmental Entity of competent jurisdiction by judgment, order, award or other ruling or (ii) has been settled or voluntarily dismissed and, in the case of each of clauses (i) and (ii), the claimants’ rights to maintain that Action, threatened Action or other matter have been finally adjudicated, waived, discharged or extinguished, and that judgment, order, ruling, award, settlement or dismissal (whether mandatory or voluntary, but if voluntary that dismissal must be final, binding and with prejudice as to all claims specifically pleaded in that Action) is subject to no further appeal, vacatur proceeding or discretionary review.

“Governmental Entity” means any government or any state, department or other political subdivision thereof, or any governmental body, agency, authority (including, but not limited to, any central bank or taxing authority) or instrumentality (including, but not limited to, any court, tribunal or grand jury) exercising executive, prosecutorial, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Holding Company Formation” has the meaning ascribed thereto in the recitals to this Agreement.

“Internal Reorganization” has the meaning ascribed thereto in the recitals to this Agreement.

“Indemnified Party” has the meaning ascribed thereto in Section 2.4.

“Liabilities” means any and all claims, debts, liabilities, assessments, fines, penalties, damages, losses, disgorgements and obligations, of any kind, character or description (whether absolute, contingent, matured, not matured, liquidated, unliquidated, accrued, known, unknown, direct, indirect, derivative or otherwise) whenever arising, including, but not limited to, all costs and expenses relating thereto (including, but not limited to, all expenses of investigation, all attorneys’ fees and all out-of-pocket expenses in connection with any Action or threatened Action).

“NewMarket” has the meaning ascribed thereto in the recitals to this Agreement.

“NewMarket Entities” means NewMarket and its Subsidiaries, other than Ethyl and its Subsidiaries and Afton and its Subsidiaries, whether existing on the Internal Reorganization Date or thereafter created or acquired by NewMarket or any of its Subsidiaries, other than Ethyl and its Subsidiaries and Afton and its Subsidiaries.

“NewMarket Entity” shall mean any of the NewMarket Entities.

“New Market Indemnitee” has the meaning ascribed thereto in Section 2.1.

“Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, government (and any department or agency thereof) or other entity.

“Subsidiary” means, as to any Person, any corporation, association, partnership, joint venture or other business entity of which the power to direct the vote of the majority of the votes that may be cast in the election of directors (or other Persons acting in similar capacities) is held or controlled, directly or indirectly, by such Person or by one or more of the Subsidiaries of such Person or by a combination thereof. “Subsidiary,” when used with respect to Ethyl or Afton, shall also include any other entity affiliated with NewMarket, Ethyl or Afton, as the case may be, that NewMarket, Ethyl and Afton may hereafter agree in writing shall be treated as a “Subsidiary” for the purposes of this Agreement.

“Third-Party Claim” has the meaning ascribed thereto in Section 2.5.

1.2.	Internal References.

Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Agreement and references to the parties shall mean the parties to this Agreement.

ARTICLE II

INDEMNIFICATION

2.1.	Afton Indemnification of the NewMarket Entities and Ethyl Entities.

Subject to Section 2.3, on and after the Internal Reorganization Date, Afton shall indemnify and hold harmless each NewMarket Entity and its respective directors, officers and employees (each, a “NewMarket Indemnitee”) and each Ethyl Entity and its respective directors, officers and employees (each, an “Ethyl Indemnitee”) from and against any and all Liabilities incurred or suffered by any Ethyl Indemnitee or NewMarket Indemnitee arising out of either (i) any and all Afton Entity Liabilities or (ii) the breach by any Afton Entity of any obligation under this Agreement.

2.2.	Ethyl Indemnification of the NewMarket and Afton Entities.

Subject to Section 2.3, on and after the Internal Reorganization Date, Ethyl shall indemnify and hold harmless each NewMarket Indemnitee and each Afton Entity and their respective directors, officers and employees (each, an “Afton Indemnitee”) from and against any and all Liabilities incurred or suffered by any Afton Indemnitee or NewMarket Indemnitee arising out of either (i) any and all Ethyl Entity Liabilities or (ii) the breach by any Ethyl Entity of any obligation under this Agreement.

2.3.	Third-Party Rights; Tax and Insurance Benefits.

Any indemnification pursuant to Section 2.1 or Section 2.2 shall be paid net of any tax or insurance benefit to the Indemnified Party attributable to the relevant payment. It is expressly agreed that no insurer or any other third party shall be (i) entitled to a benefit (as a third-party beneficiary or otherwise) that it would not be entitled to receive in the absence of Section 2.1 or Section 2.2, (ii) relieved of the responsibility to pay any claims to which it is obligated or (iii) entitled to any subrogation rights with respect to any obligation under Section 2.1 or Section 2.2.

2.4.	Notice and Payment of Claims.

If any NewMarket Indemnitee, Ethyl Indemnitee or Afton Indemnitee (the “Indemnified Party”) determines that it is or may be entitled to indemnification by any party (the “Indemnifying Party”) under Article II of this Agreement (other than in connection with any Action subject to Section 2.5), the Indemnified Party shall deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. Within 30 days after receipt of that notice, the Indemnifying Party shall pay the Indemnified Party that amount in cash or other immediately available funds unless the Indemnifying Party objects to the claim for indemnification or the amount of the claim. If the Indemnifying Party does not give the Indemnified Party written notice objecting to that indemnity claim and setting forth the grounds for the objection(s) within that 30-day period, the Indemnifying Party shall be deemed to have acknowledged its liability for that claim and the Indemnified Party may exercise any and all of its rights under applicable law to collect that amount. If there is a timely objection by the Indemnifying Party, the Indemnifying Party shall pay to the Indemnified Party in cash the amount, if any, that is Finally Determined to be required to be paid by the Indemnifying Party in respect of that indemnity claim within 15 days after that indemnity claim has been so Finally Determined.

2.5.	Notice and Defense of Third-Party Claims.

Promptly after the earlier of receipt of (i) notice that a third party has commenced an Action against or otherwise involving any Indemnified Party or (ii) information from a third party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought under Article II of this Agreement (a “Third-Party Claim”), the Indemnified Party shall give the Indemnifying Party written notice of the Third-Party Claim. The failure of the Indemnified Party to give notice as provided in this Section 2.5 shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is prejudiced by the failure to give notice. Within 30 days after receipt of that notice, the Indemnifying Party may (i) at its option, elect to assume and control the defense of that Third-Party Claim at its sole cost and expense by giving written notice to that effect to the Indemnified Party, or (ii) object to the claim for indemnification set forth in the notice delivered by the Indemnified Party pursuant to the first sentence of this Section 2.5; provided, that if the Indemnifying Party does not within that 30-day period give the Indemnified Party written notice objecting to that indemnification claim and setting forth the grounds for the objection(s), the Indemnifying Party shall be deemed to have acknowledged its liability for that indemnification claim. If the Indemnifying Party has acknowledged liability and elected to assume the defense of a Third-Party Claim, (x) the defense shall be conducted by counsel retained by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, provided that the Indemnified Party shall have the right to participate in those proceedings and to be represented by counsel of its own choosing at the Indemnified Party’s sole cost and expense; and (y) the Indemnifying Party may settle or compromise the Third-Party Claim without the prior written consent of the Indemnified Party so long as any settlement or compromise of the Third-Party Claim includes an unconditional release of the Indemnified Party from all claims that are the subject of that Third-Party Claim; provided, that the Indemnifying Party may not agree to any such settlement or compromise pursuant to which any remedy or relief, other than monetary damages for which the Indemnifying Party shall be responsible under this Agreement, shall be applied to or against the Indemnified Party, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If the Indemnifying Party does not assume the defense of a Third-Party Claim for which it has acknowledged liability for indemnification hereunder, the Indemnified Party will act in good faith with respect to that Third-Party Claim and may require the Indemnifying Party to reimburse it on a current basis for its reasonable expenses of investigation, reasonable attorney’s fees and reasonable out-of-pocket expenses incurred in investigating and defending against that Third-Party Claim and the Indemnifying Party shall be bound by the result obtained with respect to that claim by the Indemnified Party; provided, that the Indemnifying Party shall not be liable for any settlement or compromise of any Third-Party Claim effected without its consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall pay to the Indemnified Party in cash the amount, if any, for which the Indemnified Party is entitled to be indemnified under this Agreement within 15 days after that Third-Party Claim has been Finally Determined.

2.6.	Contribution.

If for any reason the indemnification provided for in Section 2.1 or 2.2 is unavailable to any Indemnified Party, or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by that Indemnified Party as a result of those Liabilities in that proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, in connection with those statements or omissions, which relative fault shall be determined by reference to the Ethyl Entity or Afton Entity or NewMarket Entity to which those actions, conduct, statements or omissions are primarily related, as well as any other relevant equitable considerations.

ARTICLE III

MISCELLANEOUS

3.1.	Limitation of Liability.

None of the parties hereto shall be liable to any of the remaining parties for any special, indirect, incidental or consequential damages arising pursuant to this Agreement.

3.2.	Subsidiaries.

Ethyl agrees and acknowledges that Ethyl shall be responsible for the performance by each Ethyl Entity of the obligations hereunder applicable to such Ethyl Entity. Afton agrees and acknowledges that Afton shall be responsible for the performance by each Afton Entity of the obligations hereunder applicable to such Afton Entity.

3.3.	Amendments.

This Agreement may not be amended or terminated orally, but only by a writing duly executed by or on behalf of the parties hereto. Any such amendment shall be validly and sufficiently authorized for purposes of this Agreement if it is signed on behalf of NewMarket, Ethyl and Afton by any of their respective presidents or vice presidents.

3.4.	Severability.

If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable to any extent, the remainder of this Agreement or such provision of the application of such provision to such party or circumstances, other than those to which it is so determined to be invalid, illegal or unenforceable, shall remain in full force and effect to the fullest extent permitted by law and shall not be affected thereby, unless such a construction would be unreasonable.

3.5.	Notices.

All notices and other communications required or permitted hereunder shall be in writing, shall be deemed duly given upon actual receipt, and shall be delivered (a) in person, (b) by registered or certified mail, postage prepaid, return receipt requested or (c) by facsimile or other generally accepted means of electronic transmission (provided that a copy of any notice delivered pursuant to this clause (c) shall also be sent pursuant to clause (b)), addressed as follows:

(a)	if to NewMarket, to:

NewMarket Corporation

330 South Fourth Street

Richmond, Virginia 23219

Attention: General Counsel

With a copy to: Corporate Secretary

(b)	if to Ethyl, to:

Ethyl Corporation

330 South Fourth Street

Richmond, Virginia 23219

Attention: President

With a copy to: Secretary

(c)	if to Afton, to:

Afton Chemical Corporation

330 South Fourth Street

Richmond, Virginia 23219

Attention: President

With a copy to: Secretary

or to such other addresses or telecopy numbers as may be specified by like notice to the other parties.

3.6.	Further Assurances.

Ethyl, Afton and NewMarket shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document or other instrument delivered pursuant hereto.

3.7.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same agreement.

3.8.	Governing Law.

This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the Commonwealth of Virginia.

3.9.	Entire Agreement.

This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof.

3.10.	Successors.

Except as specifically provided in this Agreement, the parties hereto may not assign any of their rights or obligations under this Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights or remedies, including any shareholder of any party hereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

NEWMARKET CORPORATION

By:	/s/ T. E. Gottwald
Name:
Title:

ETHYL CORPORATION

By:	/s/ Russell L. Gottwald
Name:
Title:

AFTON CHEMICAL CORPORATION

By:	/s/ C. S. Warren Huang
Name:
Title: